Exhibit 5.3

[LETTERHEAD OF BINGHAM GREENEBAUM DOLL LLP]

April 23, 2015

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Re:	Guarantee by the “Guarantor” (defined below) of 5.125% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Kentucky (the “State”) for Kentucky Raceway, LLC, a Kentucky limited liability company and a subsidiary of Speedway Motorsports, Inc., a Delaware corporation (“Company”) (“Guarantor”), in connection with the Company’s Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission on or about April 23, 2015 relating to the Company’s issuance of $200,000,000 in aggregate principal amount of 5.125% Senior Notes due 2023 (the “Notes”) and the Guarantor’s guarantee of the Company’s obligations under the Notes (the “Guarantee”). The Notes and the Guarantee will be issued pursuant to an Indenture dated as of January 27, 2015 among Company, Guarantor, the additional guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”). The obligations of the Company under the Notes will be guaranteed by Guarantor, along with the other guarantors, pursuant to guarantee provisions in the Indenture and attached to the Notes. This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In rendering the opinions expressed below, we have examined the Registration Statement, the prospectus contained in the Registration Statement (the “Prospectus”) and original, or copies of certified or otherwise authenticated to our satisfaction, of the Indenture and the Notes. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinions expressed herein including certification of existence for Guarantor and its organizational documents as filed with the Secretary of State of Kentucky and documents presented to us as Guarantor’s operating agreement and a resolution of the managers of Guarantor approving the Guarantee.

Indianapolis, Ind. | Louisville, Ky. | Lexington, Ky. | Cincinnati, Ohio
Jasper, Ind. | Frankfort, Ky. | Evansville, Ind. | Vincennes, Ind.

Bingham Greenebaum Doll LLP

Speedway Motorsports, Inc.

April 23, 2015

Based on the foregoing, we are of the opinion that, subject to the assumptions, qualifications and limitations set forth herein:

1.     Guarantor is a limited liability company validly existing under the laws of the Commonwealth of Kentucky.

2.     Guarantor has the limited liability company power to execute and deliver and to perform its obligations under the Indenture.

3.     Guarantor has taken all necessary limited liability company action to duly authorize the execution, delivery and performance of the Indenture.

4.     Each of the Indenture and the Guarantee have been duly executed and delivered by Guarantor.

In rendering the opinion set forth above, we have further assumed, without independent investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents, that persons purporting to act on behalf of Guarantor occupy the position which they purport to occupy and that facts recited in any of such documents are true and correct. In our review and in preparing and rendering this opinion, we have found no reason to believe that any of such stated facts upon which we have relied in rendering this opinion are not correct.

Our opinions above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) the exercise of judicial discretion in accordance with principles of equity and (v) an implied covenant of good faith and fair dealing.

We are members of the Bar of Kentucky, and we do not express any opinion herein concerning any law other than the law of the Commonwealth of Kentucky.

Bingham Greenebaum Doll LLP

Speedway Motorsports, Inc.

April 23, 2015

This opinion is rendered as of the date of this letter, and we express no opinion as to circumstances or events which may occur subsequent to such date. This opinion is rendered to you in connection with the transactions described above. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent; provided, however, we hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/S/ BINGHAM GREENBAUM DOLL LLP